FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust II Acquires Adena Health Center

New York, New York, July 3, 2013 ˗ American Realty Capital Healthcare Trust II, Inc. (“ARC HT II”) announced today that, on June 28, 2013, it closed on the acquisition of Adena Health Center, a medical office building located in Jackson, Ohio for a purchase price of $5.4 million, exclusive of closing costs. The Adena Healthcare Center contains 24,924 rentable square feet and is net leased to Adena Health System.

Adena Health System includes three hospitals and five regional clinics. Adena Health System offers its patients services in the areas of heart, cancer, women's health, children's health and orthopedics. As the only health care provider with certain advanced capabilities in the south central and southern Ohio region, Adena Health System is well-positioned to provide patients with advanced care, close to home.

About ARC HT II

ARC HT II is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2013.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Healthcare Trust II, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)